EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	INVESTOR CONTACT:
Gil Duarte, CFO (770) 632-8003, or Jeff MacKinney, SVP (770) 632-8353	Qorvis Communications Karen Vahouny (703) 744-7809

WORLD AIRWAYS ANNOUNCES 2003 THIRD QUARTER RESULTS

Company Reports Quarterly Revenues up 4.1%;
Diluted EPS of $0.11

Peachtree City, GA — November 11, 2003 — World Airways, Inc. (NASDAQ: WLDA) today announced financial results for the quarter and nine months ended September 30, 2003.

FINANCIAL RESULTS

Third Quarter 2003

Revenues for the quarter ended September 30, 2003, increased 4.1% to $112.3 million from $107.9 million in the third quarter of 2002. The Company reported significant growth in both military cargo business and commercial passenger full service flying, with a reduction in military passenger revenue associated with the U.S. Air Force’s Air Mobility Command and commercial cargo full service flying. Total block hours decreased 3.9%, to 9,995 in the third quarter of 2003 compared to 10,398 in the same period of last year.

Operating income for the 2003 third quarter was $5.9 million versus $2.8 million for the same quarter of 2002. Earnings before income tax for the third quarter of 2003 were $4.8 million versus $1.9 million for the comparable period of last year. As a result of its actual year-to-date and projected full year earnings before income taxes for 2003, the Company now expects to utilize all of its unrestricted federal net operating loss carry-forwards and to pay income taxes in 2003, resulting in annual income tax expense.

Net earnings for the 2003 third quarter were $1.4 million, or $0.13 per basic share and $0.11 per diluted share, compared to net earnings of $1.9 million, or $0.17 per basic and diluted share, for the same quarter of 2002. Per share results were computed on the basis of 11.3 and 18.6 million weighted average shares outstanding for the third quarter of 2003, and 11.1 and 15.8 million weighted average shares for the same quarter of 2002, respectively.

Operating expenses were $106.4 million for the third quarter of 2003 compared to $105.2 million in the third quarter of 2002. The most significant changes were increases of $1.4 million for flight operations and $3.0 million for sales, general and administrative expenses, offset by decreases of $2.7 million for maintenance expenses and $1.6 million for aircraft costs.

The increase in flight operations expense was largely due to an accrual for estimated contractual profit-sharing payments to flight employees for 2003, higher pilot and flight attendant wages as

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well as simulator and flight attendant training, and increased travel costs for both pilots and flight attendants. This was partially offset by lower security/ground handling/landing fees.

The increase in sales, general and administrative expenses is primarily due to an accrual for estimated profit-sharing payments to administrative employees for 2003 and higher outside professional fees.

The lower maintenance expenses were primarily due to a decrease in MD-11 engine overhauls, offset by higher materials expense and component repairs. MD-11 engine overhaul expense was lower due to fewer overhauls in the third quarter of 2003 compared to the same period of 2002, as well as a $0.9 million credit related to an insurance claim on an engine where the repair costs had been expensed in a previous quarter of 2003. The timing of scheduled heavy maintenance caused the increase in materials expense and component repairs. Another contributing factor was the delivery in late 2002 and early 2003 of two additional aircraft.

Aircraft costs decreased due to the termination of a higher rate DC-10 lease in December 2002 as compared to the rates on a DC-10 as well as an MD-11 leased aircraft added in late 2002 and early 2003, respectively, which are both under power-by-the hour operating leases.

First Nine Months of 2003

For the first nine months of 2003, revenues were $352.6 million compared to $284.4 million for the same period of 2002 — a 24% increase. Operating income for the first nine months of 2003 was $21.4 million versus $12.1 million for the same period of 2002 , and earnings before income taxes were $18.1 million compared to $8.8 million for the same period of last year. The Company’s estimated annual effective tax rate for the nine months ended September 30, 2003, is approximately 20.2%. This effective rate differs from statutory rates due primarily to utilization of net operating loss carry-forwards. Net earnings were $14.5 million, or $1.30 per basic share and $0.92 per diluted share, for the first nine months of this year, versus net earnings of $8.8 million, or $0.80 per basic share and $0.71 per diluted share, for the same period of last year. Per share results were computed on the basis of 11.2 and 17.3 million weighted average shares outstanding for the first nine months of 2003, and 11.1 and 15.8 million weighted average shares for the same period of the prior year, respectively.

The Company ended the third quarter of 2003 with cash and cash equivalents of $26.4 million compared to $21.5 million at December 31, 2002.

MANAGEMENT OVERVIEW OF OPERATIONS

According to Hollis Harris, chairman and CEO, “We announced several very large awards during the quarter, including a renewal of our long-standing Air Mobility Command (AMC) contract, plus a contract with a new customer, TM Travel, to provide service between Honolulu, Hawaii, and Las Vegas, Nevada. The AMC contract value of nearly $126 million for fixed passenger flying is 68% higher than last year’s award, and the new TM Travel contract is one of the largest commercial passenger contracts we’ve ever won, valued at $70 million over a
2-1/2-year period. We were also selected by the U.S. Postal Service to operate at least eight all-cargo flights between Newark, New Jersey, and Bahrain during the second and third quarters, supporting the mail service needs of American military service personnel in Iraq.”

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He added, “We’ve made steady progress and have actually been building some momentum toward our goals of diversifying our revenue base and solidifying our cost structure. With the improvement in our financial results has come a strengthening of our balance sheet. An immediate priority on our agenda now is to restructure our senior subordinated debentures that come due next year, in order to meet the Air Transportation Stabilization Board (ATSB) requirements for a federal loan guarantee.”

GUIDANCE

The Company today stated that it expects 2003 revenues to be between $465 million and $475 million, with AMC revenues ranging between $325 to $350 million for the year, and expects to report net earnings for a second consecutive year.

The Company forecasts operating income in the range of $23 to $28 million for 2003. Income taxes are expected to be between $3.5 and $4.7 million for the year. This guidance does not reflect the potential impact of the convertible debenture restructuring or the ATSB transaction.

INVESTOR CONFERENCE CALL
November 13, 2003, at 4 P.M. EST
Phone: 800-721-7187

A conference call for investors will be held at 4 p.m. EST on Thursday, November 13, 2003. Investors who wish to participate should call
800-721-7187 prior to the 4 p.m. start time. The call will be available for replay from 6 p.m. EST on Thursday, November 13, to 6 p.m. EST on Friday, November 14. The replay number is 800-633-8284 and the reservation number is 21164655.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

WORLD AIRWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,366	$21,504
Accounts receivable, net	32,597	28,391
Prepaid expenses and other current assets	7,546	5,569

Total current assets	66,509	55,464
Fixed assets, net	39,372	41,856
Long-term operating deposits	17,769	18,513
Other assets and deferred charges, net	1,937	1,429

Total assets	$125,587	$117,262

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Notes payable	$16,873	$17,096
Current maturities of convertible debentures	40,545	—
Accounts payable	22,215	30,497
Accrued rent	9,493	17,993
Unearned revenue	2,873	976
Accrued maintenance	3,504	2,178
Accrued salaries and wages	15,578	10,000
Accrued taxes	4,578	2,663
Other accrued liabilities	2,342	2,820

Total current liabilities	118,001	84,223
Long-term convertible debentures, net of current maturities	—	40,545
Deferred gain from sale-leaseback transactions, net	3,060	3,909
Accrued post-retirement benefits	3,235	3,235
Deferred rent	15,048	14,217

Total liabilities	139,344	146,129
Stockholders’ deficiency:
Preferred stock	—	—
Common stock	12	12
Additional paid-in capital	25,019	24,361
Accumulated deficit	(25,931)	(40,383)
Treasury stock, at cost	(12,857)	(12,857)

Total stockholders’ deficiency	(13,757)	(28,867)

Total liabilities and stockholders’ deficiency	$125,587	$117,262

WORLD AIRWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30,
(IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,				NINE MONTHS ENDED SEPTEMBER 30,

		BETTER (WORSE)				BETTER (WORSE)

	2003	2002	DIFF	%	2003	2002	DIFF	%

OPERATING REVENUES
FLIGHT OPERATIONS	$111,038	$107,273	$3,765	3.5%	$350,329	$282,817	$67,512	23.9%
ALL OTHER	1,256	650	606	93.2%	2,239	1,544	695	45.0%

TOTAL OPERATING REVENUE	112,294	107,923	4,371	4.1%	352,568	284,361	68,207	24.0%
OPERATING EXPENSES
FLIGHT	35,889	34,483	(1,406)	-4.1%	105,862	86,257	(19,605)	-22.7%
MAINTENANCE	14,368	17,086	2,718	15.9%	57,051	38,855	(18,196)	-46.8%
AIRCRAFT COSTS	20,979	22,598	1,619	7.2%	63,727	64,649	922	1.4%
FUEL	18,020	17,738	(282)	-1.6%	58,005	43,103	(14,902)	-34.6%
FLIGHT OPERATIONS SUBCONTRACTED TO OTHER CARRIERS	428	188	(240)	-127.7%	653	924	271	29.3%
COMMISSIONS	4,679	4,085	(594)	-14.5%	13,227	12,343	(884)	-7.2%
DEPRECIATION & AMORTIZATION	1,259	1,132	(127)	-11.2%	4,040	3,506	(534)	-15.2%
SALES, GENERAL & ADMINISTRATIVE	10,798	7,840	(2,958)	-37.7%	28,646	22,619	(6,027)	-26.6%

TOTAL OPERATING EXPENSES	106,420	105,150	(1,270)	-1.2%	331,211	272,256	(58,955)	-21.7%
OPERATING INCOME	5,874	2,773	3,101	111.8%	21,357	12,105	9,252	76.4%
OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(1,135)	(1,097)	(38)	-3.5%	(3,537)	(3,439)	(98)	-2.8%
INTEREST INCOME	92	159	(67)	-42.1%	282	435	(153)	-35.2%
OTHER, NET	11	49	(38)	-77.6%	(2)	(269)	267	99.3%

TOTAL OTHER, NET	(1,032)	(889)	(143)	-16.1%	(3,257)	(3,273)	16	0.5%

EARNINGS BEFORE INCOME TAX	4,842	1,884	2,958	157.0%	18,100	8,832	9,268	104.9%

INCOME TAX	3,398	—	(3,398)	N.M	3,648	—	(3,648)	N.M.
NET EARNINGS	$1,444	$1,884	$(440)	-23.4%	14,452	8,832	$5,620	63.6%

BASIC EARNINGS PER SHARE:
NET EARNINGS	$0.13	$0.17	$(0.04)	-23.5%	$1.30	$0.80	$0.50	62.5%

WEIGHTED AVERAGE SHARES OUTSTANDING	11,290	11,077	213	1.9%	11,159	11,070	89	0.8%
DILUTED EARNINGS PER SHARE:
NET EARNINGS	$0.11	$0.17	$(0.06)	-35.3%	$0.92	$0.71	$0.21	29.6%

WEIGHTED AVERAGE SHARES OUTSTANDING	18,630	15,767	2,863	18.2%	17,309	15,762	1,547	9.8%
REVENUE BLOCK HOURS	9,995	10,398	(403)	-3.9%	32,933	27,455	5,478	20.0%